Exhibits 5.1, 8.1 and 23.1

June 29, 2005

Nomura Asset Acceptance Corporation.
2 World Financial Center

Building B
New York, New York 100

Re:

Nomura Asset Acceptance Corporation,

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Nomura Asset Acceptance Corporation, a Delaware corporation (the “Company”), in connection with the issuance of the Company’s Nomura Asset Acceptance Corporation Mortgage Pass-Through Certificates, Series 2005-S2 (the “Certificates”), pursuant to a prospectus dated June 23, 2005, as supplemented by a prospectus supplement dated June 23, 2005 (the “Base Prospectus” and the “Prospectus Supplement,” respectively, and collectively the “Prospectus”).  A registration statement of the Company on Form S-3 relating to the Certificates (Commission File No. 333-109614) has been filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and was declared effective on October 21, 2003.  As set forth in the Prospectus, the Certificates will be issued under and pursuant to the conditions of a pooling and servicing agreement dated as of June 1, 2005  (the “Pooling Agreement”), among the Company, as depositor, Nomura Credit & Capital, Inc., a Delaware corporation (the “Seller”), GMAC Mortgage Corporation (the “Servicer”), Wells Fargo Bank, N.A. (“Wells Fargo”), as securities administrator, master servicer and custodian, and HSBC Bank USA, National Association, a national banking organization, as trustee (the “Trustee”).

We have examined a form of the Pooling Agreement, forms of the Certificates, the Prospectus, and originals or copies, certified or otherwise identified to our satisfaction, of such instruments, certificates, records and other documents, and have made such examination of law, as we have deemed necessary or appropriate for the purpose of this opinion.  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission, and the authenticity of the originals of such latter documents.  As to facts relevant to the opinions expressed herein and the other statements made herein, we have relied, to the extent we have deemed appropriate, upon certificates and oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, we are of the opinion that:

(i)

When the Pooling Agreement has been duly and validly authorized by all necessary action on the part of the Company and when the Pooling Agreement has been duly executed and delivered by the Company, the Seller, the Servicer, Wells Fargo, the Trustee and any other party thereto, the Pooling Agreement will constitute a legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, and with respect to the rights of indemnity or contribution, as may be limited by public policy considerations;

(ii)

When the issuance and sale of the Certificates have been duly authorized by all requisite corporate action on the part of the Company and, when duly and validly executed and authenticated in accordance with the terms of the Pooling Agreement and delivered against payment therefor pursuant to the Underwriting Agreement, dated February 26, 2004, between the Depositor and the Nomura Securities International, Inc. (“NSI”) and the Terms Agreement, dated June 23, 2005 (together, the “Underwriting Agreement”), between the Depositor and NSI,  the Certificates will be duly and validly issued and outstanding, and entitled to the benefits of the Pooling Agreement and enforceable against the Company in accordance with their terms;

(iii)

Under existing law, assuming compliance with all provisions of the Pooling Agreement, for federal income tax purposes, each segregated pool of assets for which the Pooling Agreement directs that a REMIC election be made will qualify as a “real estate mortgage investment conduit” (“REMIC”) pursuant to Section 860D of the Internal Revenue Code of 1986, as amended (the “Code”); each of the Certificates, other than the Class R, Class X-1 and Class X-2 Certificates, will evidence ownership of “regular interests” in a REMIC within the meaning of the Code; the Class R Certificate will be considered to represent the sole class of “residual interest” in each REMIC created under the Pooling Agreement within the meaning of Section 860G(a)(2) of the Code; and

(iv)

The statements contained under the caption “Material Federal Income Tax Consequences,” in the Base Prospectus and “Certain Material Federal Income Tax Consequences” in the Prospectus Supplement, insofar as such statements constitute conclusions of law, are true and correct in all material respects as set forth therein.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of New York.

We hereby consent to the filing of this letter and to the references to this firm under the headings “Material Federal Income Tax Consequences” and “Legal Matters” in the Base Prospectus and “Certain Material Federal Income Tax Consequences” and “Legal Matters” in the Prospectus Supplement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Base Prospectus or the Prospectus Supplement.

Very truly yours,

/s/ McKee Nelson LLP

McKee Nelson LLP